Exhibit 99.1

BMC BMC Industries, Inc. One Meridian Crossings, Suite 850 Minneapolis, MN 55423 Website: www.bmcind.com NEWS RELEASE

CONTACT:	CURTIS E. PETERSEN	(NYSE: BMM)
	(952) 851-6030	FOR IMMEDIATE RELEASE

BMC Industries, Inc. Lowers 2003 Outlook

MINNEAPOLIS, May 13, 2003 - BMC Industries, Inc. (NYSE: BMM) today announced that it expects to incur a loss for the fiscal year ending December 31, 2003.  Earlier, the company had indicated that it hoped to be profitable for the full year. This, however, appears unlikely as a result of evolving market conditions in its Buckbee-Mears business and softening market conditions in its Optical Products business. BMC had based its previous projections on a relative level of stability in the Buckbee-Mears segment and signs of recovery in its Optical Products segment.

"Despite the company's recent progress in posting our first profitable quarter in eight quarters, we remain in the midst of a turnaround," said Douglas C. Hepper, chairman and chief executive officer of BMC Industries. "As I stated in our first-quarter earnings announcement last month, our Buckbee-Mears group is experiencing fundamental shifts in the aperture mask market, with many traditional North American and Western European picture-tube customers closing their operations or moving them to lower-cost manufacturing sites, such as China. We believe that this evolving marketplace will negatively impact our mask production plans for the balance of the year and reduce our near-term profitability."

At the same time, market conditions with respect to our Optical Products business have softened as well; with several Optical Products retail customers reporting lackluster sales.  As a result, we are reducing our sales expectations for the second quarter of 2003.  Reduced sales estimates along with higher production costs and reduced production volumes will result in lower earnings for the second quarter.

"Notwithstanding these unexpected market conditions, we remain firmly committed to meeting these challenges and completing the turnaround at BMC," Hepper said.

About BMC Industries

BMC Industries, founded in 1907, comprises two business segments: Buckbee-Mears and Optical Products.  The Buckbee-Mears group offers a range of services and manufacturing capabilities to meet the most demanding precision metal manufacturing needs.  The group is a leading producer of a variety of precision photo-etched and electroformed components that require fine features and tight tolerances.  The group is also the only North American manufacturer of aperture masks, a key component in color television picture tubes.

The Optical Products group, operating under the Vision-Ease Lens trade name, is a leading designer, manufacturer and distributor of polycarbonate, glass and plastic eyewear lenses.  Vision-Ease is a technology and a market share leader in the polycarbonate lens segment of the market.  Polycarbonate lenses are thinner and lighter than lenses made of other materials, while providing inherent ultraviolet (UV) filtering and impact resistant characteristics.

BMC Industries, Inc. is listed on the New York Stock Exchange under the ticker symbol "BMM."  For more information about BMC Industries, Inc., visit the Company's Web site at www.bmcind.com.

Safe Harbor for Forward-Looking Statements

This news release contains various "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are intended to be covered by the safe harbors created thereby.  Statements made in this news release that are not statements of historical facts, including statements regarding future performance, are Forward-Looking Statements.  Forward-Looking Statements may be identified by the use of words such as "anticipates", "estimates", "expects", "forecasts", "projects", "intends", "plans", "predicts", and similar expressions.  Forward-Looking Statements are subject to a number of risks and uncertainties that could cause, and in certain instances have caused, actual results or outcomes to differ materially from those projected, including, among others, our ability to manage working capital and align costs with market conditions; ability to achieve higher yields at Vision-Ease; ability to reduce inventories while maintaining consistently high customer service levels and product fill rates; ability to increase sales of products at both Vision-Ease and the Buckbee-Mears group; ability to replace lost domestic aperture mask sales with sales in Asia and other areas of the world; further aperture mask price declines; slowdown in growth of, or price reductions in, high-end optical lens products; fluctuations in currency exchange rates; rising raw material costs; ability to execute efficiently the temporary shut down and start-up of operations at the company's aperture mask production facilities during the second and third quarters; the ability to achieve FDA approval for production of medical products at our Cortland facility; ongoing economic uncertainty and the affect of war or other conflict on the company's operations; the ability to generate sufficient cash flow to meet debt service obligations and availability of sufficient borrowing capacity under existing credit facilities; the ability to meet future financial covenants related to, and the ability to negotiate financing arrangements in addition to, or in replacement of, our existing senior credit facilities. These and other risks and uncertainties are discussed in further detail in BMC's Annual Report and Form 10-K for the year ended December 31, 2002 and other documents filed with the Securities and Exchange Commission.

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